Exhibit 10.3

CONSOLIDATED RESOURCES USA, LLC -- GLOBAL GOLD CORPORATION
AGREEMENT FOR FORMATION OF JOINT VENTURE TO DEVELOP PROPERTIES

This Agreement made as of March 17, 2011 sets out the terms of cooperation and creation of a joint venture to develop two mining properties in Armenia between (i) Global Gold Corporation, a Delaware corporation (“GGC”) and the parent of Global Gold Armenia, LLC  a Delaware limited liability company (“GGA”) which is the parent of Global Gold Mining, LLC, a Delaware limited liability company (“GGM””) which limited liability companies, directly or indirectly, own all of GGC’s interests, including mining rights, licenses and permits, in respect of the Toukhmanuk (through Mego-Gold, LLC an Armenian limited liability company(“MGC”)) and Getik (through the Getik Mining Company, LLC an Armenian limited liability company (“GMC”)) properties in Armenia (See Annual Report on Form 10-K filed with the SEC on April 15, 2010 and subsequent filings and information available on the Company’s website for description of properties (hereinafter, “Toukhmanuk” and “Getik” and collectively, the “Properties”)) and (ii) Consolidated Resources USA, LLC, a Delaware company (“CR”).  Upon payment of the initial consideration (“Initial Consideration”) as provided below, GGC and CR will work together for twelve months (the “12 Month Period”) to develop the two mining properties in Armenia and cause the Properties to be contributed to the JVC in return for the remaining consideration (“Remaining Consideration”) as defined below.

Descrcriptive Information:

Joint Venture Parties:
Global Gold Corporation including applicable subsidiaries (“GGC”), Consolidated Resources USA, LLC (“CR”) and the joint venture company, “NewCo” whose identity and terms will be mutually agreed (“JVC”)

Properties to be Contributed:	All of the GGC’s interest in the Properties as evidenced by one hundred percent of the membership interests in MGC and GMC.

Initial Consideration:
$5.0 million working capital commitment, payable by a $500,000 Advance immediately following the execution of this Agreement on the terms described below (the “Advance”); $1,400,000 payable following the satisfactory completion of due diligence by CR and the execution of definitive documents in 30 days from the date of this Agreement; and $3,100,000 payable within 5 business days of the end of every calendar month as needed. CR will exercise control over the release and use of all working capital provided and will agree on a separate schedule in advance. If CR elects not to close this transaction described in this agreement based on its findings during the 30-day due diligence period, GGC shall have nine months to repay the Advance with 6% interest.

Remaining Consideration:
a.    In a proportion to be mutually agreed and payable in 12 months from the date of the signing of a definitive agreement (the “12 Month Period”), $40.0 million in cash and/or newly issued stock of the JVC which will (i) own, develop and operate Toukhmanuk and Getik, (ii) be a company listed on an exchange fully admitted to trading and (iii) have no liabilities, obligations, contingent or not, or commitments except pursuant to the Shareholders Agreement.  GGC’s ownership in the JVC shall be the greater value of either 51% or the pro forma value of $40.0 million in newly issued stock of the JVC at the end of the 12 Month Period.  As part of the $40 million in Remaining Consideration, CR may, at its election, substitute cash for stock in an amount of up to $12.5 million to increase its ownership at the end of the 12 Month Period based on a ratio of $784,314 per each 1% of stock. Any unused working capital from the Initial Consideration is to be added to the Remaining Consideration for payment to GGC.

b.    Net Smelter Royalty, if any, to be defined in the definitive agreement.

Governance and Operations During the 12 Month Period:
GGC’s Board of Directors shall be increased to seven with a majority of independent directors.  The principal shareholders on the board of directors shall enter into a shareholders’ agreement with CR. The parties shall also share executives, personnel, and facilities during the 12 Month Period to jointly develop the properties. The parties shall also form a technical committee to review and oversee technical aspects of the development of the Properties.

Use of Initial Consideration:
The Initial Consideration will be used for restricted purposes as mutually agreed on confidential schedules to be separately concluded by the parties, and will include priorities such as production expansion and improvements, exploration, operations, construction, bank debt service payments, and satisfaction of payables and other due amounts. CR shall have the right to have its representative oversee and monitor compliance with the mutually agreed use of funds.

JVC:
GGC shall have the right to designate at least  two directors, Messrs. Ian Hague and Van Krikorian, and the parties shall have the right to designate directors which together shall constitute not less than their respective percentage ownership interests of the JVC  of the Board of Directors or like body and the parties agree to use their best efforts to cause the election of agreed officers.

The management team of the JVC shall be put in place before the end of the 12 Month Period subject to approval by the Board of JVC.  The parties intend to integrate all of GGC’s Toukhmanuk and Getik mining and exploration operations into the JVC.

As approved by the GGC Board, cash generated by Toukhmanuk during the 12 Month Period to be prioritized for use as follows during the 12 Month Period:

1.    First to repay the remaining off-take financing;

2.    Second to meet required debt service (P&I) payments for the ABB loan;

Closing Date:	12 months from the date of signing a definitive agreement.

Governance Provisions:

Voting Rights:	Voting rights in the JVC shall be the subject of a shareholders’ agreement and shall be in proportion to the parties’ pro forma ownership of the JVC.

Board Representation:	The appointed GGC Directors shall be included in the Audit, Executive, Compensation and any other significant board committee.

Employment Agreements:	Management will have normal executive employment agreements providing for a percentage of their business time devoted to JVC at compensation levels to be mutually agreed.

Common Stock Provisions:

Transferability:	The JVC stock delivered to GGC shall be freely transferable and fully admitted to trading.

Shareholders Agreement:	The foregoing terms and others as may mutually be agreed upon shall be set forth in a Shareholder Agreement.

Other:

Closing Conditions:	Closing shall be subject to completion of payment of the Remaining Consideration following the 12 Month Period.

License Compliance and Code of Conduct:
Upon transfer of the Properties to the JVC, JVC shall perform all applicable license requirements for the Properties, and maintain all licenses. In addition, the JVC shall establish a Code of Conduct and maintain itself in compliance with relevant United States laws that would govern United States shareholders and directors.

Representations and Warranties:
Customary representations, including, without limitation, those relating to organization and qualification, financial statements, authorization, execution and delivery, validity and enforceability of agreements, issuance of the shares, actions pending, compliance with laws and environmental regulations, governmental consent, taxes, insurance adequacy, no conflict with agreements and charter provisions, capitalization, and no material adverse change.  Customary remedies for a breach of any representation or warranty shall be agreed.

Confidentiality:	Neither this Agreement nor its substance, in whole or in part, shall be disclosed publicly or privately prior to the execution of this Agreement.

Governing Law:	New York, substantive law without regard to conflict of laws principles

Consent to Jurisdiction:	New York

Consent to Arbitration:
Any controversy or claim arising out of or relating to this Agreement or any of the definitive or related  documents, whether grounded in tort, contract or otherwise, shall be settled exclusively by arbitration administered by the American Arbitration Association in New York City in accordance with its Commercial Arbitration Rules including the Optional Rules for Emergency Measures of Protection, and judgment on the award rendered by a single arbitrator may be entered in any court having jurisdiction thereof.

The parties hereby acknowledge their agreement to the foregoing as of the date set for the above.

Consolidated Resources USA, LLC	Global Gold Corporation
By: /s/ Jeffrey R. Marvin	By: /s/ Van Krikorian
Name: Jeffrey R. Marvin	Name: Van Krikorian
Title: Manager	Title: Chairman and CEO

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